Dear Fellow Piedmont Stockholder, December 16, 2010

Accompanying this letter is either your December quarterly dividend check or your December 2010 investor statement. If you have any questions about this quarter's dividend, which remains unchanged, or your statement, please contact our investor services call center listed at the bottom of this letter. As we reach the end of another fiscal year, we want to provide you with an update on Piedmont's year to date results and also take the opportunity to thank you for your steadfast support of the company.

Leasing Operations Update - We have been encouraged with the level of leasing interest during this last quarter of 2010 as compared to the previous two years. While the amount of activity is nowhere near the peak levels of 2006 and 2007, we are seeing an increased willingness by corporations to consider leasing moves and office space expansion. We signed over 1.9 million square feet of new leases and renewals year-to-date through September, resulting in Piedmont's office properties being 89% leased as of September 30, 2010.

Despite this improvement in leasing activity, the office leasing environment continues to be challenging in this uncertain economy. U.S. job growth will be the biggest contributor to the economic recovery for the office industry and for Piedmont. There is still no catalyst for improvement in rental rates nationwide and demand remains strong from prospective tenants for lease concessions such as free-rent periods, which negatively impact rental revenues and cash flows. Fortunately, over the next two years almost half of our lease expirations are in the Washington, D.C. market which is arguably the strongest leasing market in the country.

Capital Markets - The opportunities to prudently invest in quality office properties continue to slowly improve. In the last quarter, we completed two acquisitions;

  the acquisition of two adjacent buildings totaling 384,000 square feet in Minneapolis which are substantially leased to U.S. Bank through 2023, and a newly constructed, unoccupied 142,000 square foot office building in Atlanta that we acquired at a fraction of the cost to build.

Also, as part of our ongoing portfolio restructuring program, we sold one of our older properties located at 111 Sylvan Avenue in Englewood Cliffs, NJ for $55 million during the fourth quarter of 2010.

Transfer Agent Change - From the time that Piedmont listed on the NYSE in February 2010, we have been pleased with the reception that the company and our stock have received from the public markets. This market acceptance is beneficial to every Piedmont stockholder as all Piedmont common stock will be listed on the exchange by the end of January 2011. Stockholders can track their stock's value daily using the trading symbol "PDM". Part of our transition to a publicly listed company also includes the administrative change of our transfer agent operations to the Bank of New York Mellon Shareowner Services, the largest transfer agent in the United States. This transition, which takes place in January, will bring greater operational efficiencies to the company and reduce our transfer agent fees by several millions of dollars when compared to the fees paid in 2010. We also made some administrative changes to our IRA accounts to provide more investment functionality for our investors and to reduce overall fees. We acknowledge that these changes have taken place quickly, but they are being made at calendar yearend to reduce costs and simplify investor tax recordkeeping going forward.

We continue to be heartened by the support we receive from our pre-IPO stockholders as we complete the administrative changes that accompany our new listed status. In fact, over 90% of our shareholders who held Piedmont stock at the end of 2009 remain Piedmont investors according to the latest available shareholder reports. If you have any questions, please feel free to contact an Investor Relations Specialist by phone at 800-557-4830, by fax at 770-243-8198 or by email at investor.services@piedmontreit.com. We pray that you have a blessed and happy holiday.

Sincerely,

/s/ Donald A. Miller, CFA

Donald A Miller, CFA

Chief Executive Officer and President